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                                                              EXHIBIT 5 AND 23.2



                                                                   April 5, 2000



The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut 06115-1900

Ladies and Gentlemen:

We have acted as counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933 (the "Act") relating to 10,000,000 shares of the Company's common stock, no par value (the "Common Stock"), to be issued pursuant to The Hartford Investment and Savings Plan (the "Plan") and 10,000,000 Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") which are appurtenant to and trade with the Common Stock, to be issued pursuant to the Company's Rights Agreement, dated as of November 1, 1995, with The Bank of New York as Rights Agent (the "Rights Plan").

We are familiar with the written documents which comprise the Plan, and in rendering the opinion expressed below, we have examined and are relying on originals, or copies certified or otherwise identified to our satisfaction, of such other corporate records, documents, certificates or other instruments, as in our judgment are necessary or appropriate as a basis for such opinion.

Based on the foregoing, we are of the opinion that authorized but previously unissued shares of Common Stock which may be issued by the Company pursuant to the Plan, and the Rights appurtenant thereto, have been duly authorized and when issued in accordance with the terms of the Plan and the Rights Plan will be validly issued, fully paid and non-assessable.
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We hereby consent to the filing of this opinion as an exhibit to the Company's
Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                            /s/ Debevoise & Plimpton